Filed pursuant to Rule 433

Registration Nos. 333-185462 and 333-204638

January 13, 2016

United Mexican States

Final Terms and Conditions

4.125% Global Notes due 2026

Issuer:	United Mexican States

Transaction:	4.125% Global Notes due 2026 (the “Notes”)

Issue Currency:	U.S. Dollar

Issue Size:	U.S. $2,250,000,000

Ratings:	A3(stable)/BBB+(stable)/BBB+(stable) (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	January 21, 2026

Pricing Date:	January 13, 2016

Settlement Date:

January 21, 2016 (T+5)

It is expected that delivery of the Notes will be made against payment therefor on the fifth day following the Pricing Date of the Notes (such settlement cycle being referred to herein as “T+5”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next three business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes on the date of pricing or the next three business days should consult their own advisors.

Coupon:	4.125%

Coupon Payment Frequency:	Semiannual

Issue Price:	99.676%, plus accrued interest, if any, from January 21, 2016

Yield:	4.165%

Re-offer Spread over Benchmark:	210 bps

Reference Benchmark:	UST 2.250% due November 15, 2025

Reference Benchmark Price and Yield:	101-20+; 2.065%

Interest Payment Dates:	January 21 and July 21 of each year, commencing July 21, 2016 (subject to interest payment date convention disclosed in the pricing supplement)

Optional Redemption:	Make-Whole Call calculated at Treasuries + 30 bps (at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	U.S. $2,242,710,000

Ranking:	Senior Unsecured

Governing Law:	New York law

Registration:	SEC Registered

Authorized Denominations:	U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof

Day Count:	30/360

Underwriters Discount:	0.170%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market Luxembourg

ISIN:	US91086QBG29

CUSIP:	91086Q BG 2

Joint Bookrunners / Allocation:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC	(33.334%) (33.333%) (33.333%)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated January 13, 2016 and a prospectus supplement dated January  13, 2016 accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312516428482/d108276d424b2.htm and http://www.sec.gov/Archives/edgar/data/101368/000119312516428488/d111776d424b2.htm. A preliminary pricing supplement, subject to completion, dated January 13, 2016, for the Notes, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312516428491/d106376d424b2.htm.

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2014 is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312515355880/d40500d18k.htm; http://www.sec.gov/Archives/edgar/data/101368/000119312515355880/d40500dex99d.htm ; and http://www.sec.gov/Archives/edgar/data/101368/000119312515355880/d40500dex99e.htm.

An Amendment to Mexico’s annual report on Form 18-K/A for the fiscal year ended December 31, 2014, including Mexico’s recent developments section, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312516428476/d109091d18ka.htm ; and http://www.sec.gov/Archives/edgar/data/101368/000119312516428476/d109091dex1.htm, for Amendment No. 1 filed with the Securities and Exchange Commission on January 13, 2016.

The issuer has filed registration statements (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statements and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at +1 800 831 9146, J.P. Morgan Securities LLC toll free at +1 866 846 2874 or Morgan Stanley & Co. LLC toll free at +1 800 624 1808.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.